Exhibit 2.1

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PURCHASE AND ASSUMPTION AGREEMENT

     This Purchase and Assumption Agreement (this “Agreement”) is made and entered into this 3rd day of March, 2005 by and among Mutual Federal Savings Bank (“Purchaser”), Fidelity Federal Savings Bank (“Seller”) and First Financial Bancorp the sole shareholder of Seller (“First Financial”).

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets and liabilities of Seller upon the terms and conditions set forth herein; and

     WHEREAS, to induce Purchaser to enter into this Agreement, First Financial has agreed to make certain covenants and agreements herein, and to be responsible, in a primary capacity, for the obligations and duties of Seller under this Agreement, including, without limitation, indemnification obligations.

     NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     The following terms, which are not otherwise defined in this Agreement, shall have the following meanings:

     “Accounting Referee” means a firm of independent nationally recognized accountants having no material relationship with Purchaser, Seller or First Financial that is mutually acceptable to the parties hereto.

     “Agreement of Assumption of Liabilities” means the Agreement of Assumption of Liabilities to be executed by Seller and Purchaser, substantially in the form of Exhibit A hereto.

     “Ancillary Agreements” means the Bill of Sale, the Agreement of Assumption of Liabilities, the Assignment of Contracts, the FIRPTA Certificates, the Loan Assignments, the Limited Power of Attorney, the Real Estate Transaction Documents, the Retirement Account Transfer Agreement.

     “Assignment of Contracts” means the Assignment of Contracts to be executed by Seller and Purchaser relating to the transfer of the Assumed Contracts, substantially in the form of Exhibit B hereto.

     “Assumed Contracts” means the contracts of Seller listed on Schedule 3.8(a).

     “Assumed Liabilities” means (a) the Closing Balance Sheet Liabilities, (b) the prospective obligations of Seller under the Assumed Contracts and (c) all liabilities

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identified in this Agreement as being assumed by Purchaser which relate to the Transferred Assets which arise after the Closing.

     “Base Retail Deposits” means the average of the Retail Deposits as of December 31, 2004 and January 31, 2005.

     “Base Retail Deposit Threshold” means 90% of the Base Retail Deposits.

     “Bill of Sale” means the Bill of Sale to be executed by Seller, substantially in the form of Exhibit C hereto.

     “Business Day” means any day of the year on which national banking institutions in the State of Indiana are open to the public for conducting business and are not required to close.

     “Claims” means all of Seller’s rights to any choses in action, claims, causes or rights of action in connection with the Transferred Assets, Assumed Liabilities, and/or the business and operations of Seller, other than claims with respect to Excluded Assets.

     “Closing Balance Sheet Assets” means all assets of Seller of a type to be reflected on the face of a balance sheet prepared in accordance with GAAP appropriately adjusted for write-downs and allowances for loan losses and doubtful accounts other than the Excluded Assets and intangible assets, as of the close of business on the Closing Date, and as reflected on the Final Closing Balance Sheet.

     “Closing Balance Sheet Liabilities” means all liabilities of Seller of a type to be reflected on the face of a balance sheet prepared in accordance with GAAP other than the Excluded Liabilities, as of the close of business on the Closing Date, and as reflected on the Final Closing Balance Sheet.

     “Closing Book Value” means the Closing Balance Sheet Assets minus the Closing Balance Sheet Liabilities, as reflected on the Final Closing Balance Sheet.

     “Closing Book Value Deficit” means, if the Closing Book Value is less than the Target Closing Book Value, the amount by which the Closing Book Value is less than the Estimated Closing Book Value.

     “Closing Book Value Surplus” means, if the Closing Book Value is less than the Target Closing Book Value, the amount by which the Closing Book Value is greater than the Estimated Closing Book Value.

     “Closing Premium Decrease Amount” means, if the Closing Date is the Measurement Date, (a) the product of (i) the amount, if any, by which the Closing Date Retail Deposits are less than the Base Retail Deposit Threshold and (ii) 5%; minus (b) the Estimated Premium Adjustment, if any.

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     “Closing Premium Increase Amount” means, if the Closing Date is the Measurement Date and there is an Estimated Premium Adjustment, the difference between (a) the Estimated Premium Adjustment and (b) the product of (i) the amount, if any, by which the Closing Date Retail Deposits are greater than the Estimated Closing Date Retail Deposits and (ii) 5%.

     “Closing Transaction Consideration” means $20,000,000 minus the Estimated Closing Book Value Shortfall minus the Estimated Premium Adjustment.

     “Code” means the United States Internal Revenue Code of 1986, as amended.

     “Estimated Closing Balance Sheet” means the balance sheet of Seller to be provided by Seller to Purchaser pursuant to Section 2.3(a) reflecting Seller’s best estimate of the Closing Balance Sheet Assets, Closing Balance Sheet Liabilities and Closing Book Value.

     “Estimated Closing Book Value” means the Closing Book Value reflected on the Estimated Closing Balance Sheet.

     “Estimated Closing Book Value Shortfall” means the amount by which the Estimated Closing Book Value is less than the Target Closing Book Value.

     “Estimated Premium Adjustment” means the product of (a) the amount, if any, by which the Retail Deposits on the Measurement Date (and, if the Measurement Date is the Closing Date, based upon the Estimated Closing Date Retail Deposits) are less than the Base Retail Deposit Threshold and (b) 5%.

     “Excluded Assets” means all tax assets of Seller including, without limitation, deferred tax assets; prepaid expenses of Seller that do not inure directly to the benefit of Purchaser including, without limitation, taxes, advertising, insurance (other than FDIC insurance premiums relating to the deposits that are Assumed Liabilities); inter-company assets, including without limitation, inter-company receivables; all contracts of Seller that are not Assumed Contracts; tax records, employee and personnel files, corporate minute books and stock books of Seller; corporate charter; “Fidelity Federal” tradename, the goodwill and all intellectual property rights associated with such tradename; and any balance sheet asset acquired or originated after January 31, 2005 in violation of Seller’s covenants in Sections 5.6 and 5.7 of this Agreement.

     “Excluded Liabilities” means all tax liabilities of Seller including, without limitation, deferred tax liabilities; inter-company liabilities, including without limitation, inter-company payables; liabilities for compensation and benefits to employees including, without limitation, salaries, bonuses, severance and change in control benefits, and unused vacation and sick time; liabilities relating to contracts that are not Assumed Contracts; any balance sheet liability incurred after January 31, 2005 in violation of Seller’s covenants in Sections 5.6 and 5.7 of this Agreement; and all other obligations and liabilities of Seller of any kind and nature, known, unknown, accrued, absolute,

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contingent or otherwise, whether now existing or hereafter arising whatsoever, other than the Assumed Liabilities.

     “FDIC” means the Federal Deposit Insurance Corporation.

     “FIRPTA Certificates” means the FIRPTA Certificates executed by Seller, in substantially the form of Exhibit D hereto.

     “GAAP” means generally accepted accounting principles effective in the United States as applied on a consistent basis throughout the periods indicated.

     “Governmental Authority” means any government, any governmental entity, department, commission, agency, board, authority, official, body or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state, local or foreign.

     “Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest, restriction or encumbrance or rights of others of any kind in respect of a Transferred Asset, other than in the case of real estate, (i) non-monetary restrictions or easements of record which do not detract from the value or marketability of such real estate, and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities which are not violated by the current use and operation of such real property.

     “Limited Power of Attorney” means the power of attorney to be executed by Seller granting Purchaser the right to execute instruments relating to the loans included in the Transferred Assets on behalf of and as the act and deed of Seller, in substantially the form of Exhibit E hereto.

     “Loan Assignments” means one or more instruments of assignment of the loans included in the Transferred Assets in recordable form to be executed by Seller, which instruments, to the extent permitted by law, may be executed by Purchaser on behalf of, in the name of, and as the act and deed of Seller pursuant to the Limited Power of Attorney.

     “Material Adverse Change” means any event, occurrence, change, effect or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or other), assets, liabilities or results of operations of Seller, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement in a timely manner; provided, however, that, for purposes of this Agreement, “Material Adverse Effect” shall not include any effect to the extent caused by (x) a change in general economic conditions, and (y) a change to banking laws and regulations.

     “Measurement Date” means May 31, 2005 or the Closing Date, whichever date on which there is the greater amount of Retail Deposits.

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     “Permits” means all assignable permits, authorizations, certificates, approvals and licenses issued by a Governmental Authority to Seller relating to the Transferred Assets, Transferred Liabilities, and/or the business or operations of Seller.

     “Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Real Estate Transfer Documents” means all documents to be executed by Seller to transfer good, marketable, insurable and indefeasible title to Purchaser of all real estate owned by Seller, free and clear of all Liens, other than Permitted Liens, including, without limitation, special warranty deeds and vendor affidavits.

     “Retail Deposits” means all of the deposit liabilities of Seller, including, without limitation, the deposits of the educational institution previously identified to Purchaser, but excluding brokered and wholesale deposits.

     “Retirement Account Transfer Agreement” means the Retirement Account Transfer Agreement to be executed by Seller and Purchaser relating to the transfer of certain fiduciary accounts, in substantially the form of Exhibit F hereto.

     “Target Closing Book Value” means $9.4 million.

     “Total Transaction Consideration” means the Closing Transaction Consideration plus the Closing Book Value Surplus or minus the Closing Book Value Deficit and plus the Closing Premium Increase Amount or minus the Closing Premium Decrease Amount.

     “Transferred Assets” means all of the assets of Seller other than the Excluded Assets including, without limitation, the Closing Balance Sheet Assets, the Assumed Contracts, the Claims, the Permits, books and records, telephone and facsimile numbers, Federal Reserve routing numbers, intangible assets, goodwill, and all other properties, assets and rights of Seller of every kind and description, which are owned or used by Seller in connection with its business or operations.

ARTICLE II
TRANSFER; CLOSING; PURCHASE PRICE; ADJUSTMENTS

     2.1 Asset Transfer and Assumption of Liabilities; Deliveries.

          (a) Transfer of Transferred Assets and Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), (i) Seller shall sell, transfer and assign to Purchaser all of Seller’s right, title and interest in and to Transferred Assets, free and clear of any Liens, other than Liens reflected in the Interim Financial Statements (as hereinafter defined) to secure long-term borrowings (“Permitted Liens”); and (ii) Purchaser shall assume and be bound by, and agree to pay and perform, the Assumed Liabilities.

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Notwithstanding anything to the contrary in this Agreement, the Excluded Assets shall not hereby be sold or transferred by Seller and shall be retained by it, and the Excluded Liabilities shall not hereby be assumed by Purchaser and shall remain the exclusive liabilities and obligations of Seller.

          (b) Pre-Closing Deliveries. On the date hereof, Seller shall provide to Purchaser a statement detailing the Base Retail Deposits, which statement shall be attached hereto as Schedule 2.1(b)(i) and incorporated herein by reference. On or before June 15, 2005, Seller shall provide to Purchaser a statement detailing its Retail Deposits as of May 31, 2005, which statement shall be attached hereto as Schedule 2.1(b)(ii) and incorporated herein by reference. Seller shall, at the request of Purchaser, provide Purchaser with such additional information as reasonably required to verify the accuracy of the information set forth on Schedules 2.1(b)(i) and 2.1(b)(ii). If Purchaser disputes any of the amounts or the methodology in the calculations contained in such Schedules, such dispute shall be resolved in the same manner as disagreements under Section 2.3(c).

          (c) Closing Deliveries. At the Closing, Seller shall deliver to Purchaser all of the Assumed Contracts, the books and records relating to the Transferred Assets, Assumed Liabilities, and the business and operations of Seller (other than books and records included in the Excluded Assets), together with duly executed originals of all Ancillary Agreements to which Seller is a party. At the Closing, Purchaser shall deliver to Seller duly executed originals of all Ancillary Agreements to which Purchaser is a party.

     2.2 Closing. The consummation of the purchase and assumption transactions provided for in this Agreement (the “Closing”) shall occur as of the close of business on a Business Day mutually agreed upon by the parties after receipt by the parties of all required regulatory approvals and all other approvals required by law or contract for consummation of the transactions provided for herein and lapse of all required waiting periods associated therewith (the “Closing Date”). The Closing shall be held at Seller’s principal office or at such other place mutually agreed upon by the parties. At the Closing, (i) Purchaser shall tender to Seller a certified check in the amount of the Closing Transaction Consideration, or at the election of Seller, Purchaser shall pay the Closing Transaction Consideration to Seller on the next Business Day by wire transfer of immediately available funds to a bank account designated by Seller, (ii) Seller shall deliver to Purchaser the Assumed Contracts and the books and records as provided in Section 2.1(b) above, and (iii) the parties shall execute and deliver the Ancillary Agreements to which they are parties.

     2.3. Purchase Price Adjustment.

          (a) Preparation of Estimated Closing Balance Sheet; Closing Date Adjustment. Seller shall prepare in good faith and, not later than 2 Business Days prior to the Closing Date, deliver to Purchaser (i) the Estimated Closing Balance Sheet reflecting thereon Seller’s best estimate of the Closing Balance Sheet Assets, the Closing Balance Sheet Liabilities, and the Estimated Closing Book Value as of the close of business on the Closing Date and immediately prior to giving effect to the transactions

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contemplated by this Agreement and the Ancillary Agreements, (ii) Seller’s best estimate of the Estimated Closing Book Value Shortfall, if any, based on the Estimated Closing Balance Sheet, (iii) Seller’s best estimate of the Retail Deposits as of the close of business on the Closing Date (the “Estimated Closing Date Retail Deposits”), and (iv) Seller’s determination of the Estimated Premium Adjustment, if any, based upon the Retail Deposits on the Measurement Date. The Estimated Closing Balance Sheet shall (x) fairly present the estimated Closing Balance Sheet Assets, Closing Balance Sheet Liabilities and Closing Book Value, immediately prior to giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, (y) include line items substantially consistent with those used in the preparation of the balance sheets included in the Seller Financial Statements and (z) be prepared in accordance with GAAP. If, based on the Estimated Closing Balance Sheet, there is an Estimated Closing Book Value Shortfall and/or an Estimated Premium Adjustment, Purchaser shall deduct the amount thereof in determining the Closing Transaction Consideration to be paid by Purchaser to Seller.

          (b) Preparation of Final Closing Balance Sheet. As soon as practicable following the Closing Date, and in any event within 30 days thereof, Seller shall prepare and deliver to Purchaser (i) a definitive closing balance sheet reflecting Seller’s final calculation and determination of the Closing Balance Sheet Assets, Closing Balance Sheet Liabilities and Closing Book Value as of the close of business on the Closing Date and immediately prior to giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements (the “Final Closing Balance Sheet”), (ii) a calculation of the Closing Book Value Surplus or Closing Book Value Deficit, as the case may be, if any, based upon the Final Closing Balance Sheet, (iii) a calculation of the Retail Deposits as of the close of business on the Closing Date (the “Closing Date Retail Deposits”) and (iv) a calculation of the Closing Premium Increase Amount or Closing Premium Decrease Amount, as the case may be, based upon the Closing Date Retail Deposits, if applicable. The Final Closing Balance Sheet shall (x) fairly present the Closing Balance Sheet Assets, Closing Balance Sheet Liabilities and Closing Book Value as of the close of business on the Closing Date and immediately prior to giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, (y) include line items substantially consistent with those used in the preparation of the balance sheets included in the Seller Financial Statements and (z) be prepared in accordance with GAAP. Purchaser shall, and shall cause its representatives to, cooperate with Seller and provide timely access to all relevant information for purposes of preparing the Final Closing Balance Sheet, including, without limitation, making available to Seller such books, records, work papers and personnel, to the extent necessary and relevant to such preparation.

          (c) Disagreement. Purchaser may dispute any element of the Final Closing Balance Sheet or other calculations prepared by Seller pursuant to Section 2.3(b) by notifying Seller of such disagreement in writing and setting forth in reasonable detail the particulars of such disagreement, within 30 days after its receipt of the Final Closing Balance Sheet and associated calculations. In the event that Purchaser does not provide such a notice of disagreement within such 30-day period, then Purchaser shall be deemed to have accepted the Final Closing Balance Sheet and associated calculations delivered

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by Seller, which shall be final, binding and conclusive on the parties for all purposes hereunder. In the event any such notice of disagreement is provided on a timely basis, Seller and Purchaser shall use their commercially reasonable efforts for a period of 10 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Final Closing Balance Sheet and/or associated calculations. If, at the end of such period, Seller and Purchaser are unable to resolve such disagreements, then the Accounting Referee shall resolve any remaining disagreements. The Accounting Referee shall determine as promptly as practicable, but in any event within 15 days of the date on which such dispute is referred to the Accounting Referee, whether the Final Closing Balance Sheet and associated calculations were properly prepared in accordance with the standards set forth in Section 2.3(b), and shall deliver to Seller and Purchaser a written report setting forth its findings, which shall be final, conclusive and binding on Seller and Purchaser relating to the entries and items contained in the Final Closing Balance Sheet and/or the associated calculations. The date on which the Final Closing Balance Sheet and/or associated calculations are finally determined in accordance with Section 2.3(b) or this Section 2.3(c) shall be the “Determination Date.” The fees and expenses of the Accounting Referee in connection with its services under this Section 2.3(c) shall be paid one-half by Seller and one-half by Purchaser. Each party shall, and shall cause its representatives to, cooperate with the other parties and provide timely access to information for purposes of resolving any dispute pursuant to this Section 2.3(c), including without limitation, making available to the other parties such books, records, work papers and personnel, to the extent necessary and relevant to resolving such dispute.

          (d) Payment. If, based on the Final Closing Balance Sheet and/or associated calculations as finally determined pursuant to Section 2.3(b) or 2.3(c), there is a Closing Book Value Surplus, a Closing Book Value Deficit, a Closing Premium Increase Amount, and/or a Closing Premium Decrease Amount, then the parties shall make an adjustment for the net amount thereof plus interest from the Closing Date to the date of payment as set forth below. To the extent that there is a Closing Book Value Deficit and/or Closing Premium Decrease Amount and the amount thereof exceeds the Closing Book Value Surplus, if any, or the Closing Premium Increase Amount, if any, then the amount thereof shall be paid by Seller to Purchaser, together with interest at the federal funds rate from the Closing Date to the date of payment, in immediately available funds as soon as practicable after the Determination Date, but not later than five 5 Business Days after the Determination Date. To the extent that there is a Closing Book Value Surplus and/or Closing Premium Increase Amount and the amount thereof exceeds the Closing Book Value Deficit, if any, or the Closing Premium Decrease Amount, if any, then the amount thereof shall be paid by Purchaser to Seller, together with interest at the federal funds rate from the Closing Date to the date of payment, in immediately available funds as soon as practicable after the Determination Date, but not later than five 5 Business Days after the Determination Date.

     2.4 Allocation of Total Transaction Consideration. Within 30 days after the Determination Date, Purchaser shall prepare and deliver to Seller (a) a proposed statement of allocation which shall provide for the allocation of the Total Transaction Consideration and the amount of the Closing Balance Sheet Liabilities assumed by

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Purchaser in accordance with Purchaser’s reasonable assessment of the relative fair market values of the Transferred Assets (the “Proposed Tax Allocation”) and (b) a proposed IRS Form 8594 completed in accordance with the Proposed Tax Allocation Statement. If Seller does not notify the Purchaser within 15 Business Days of receipt of the Proposed Tax Allocation of any disagreement with the proposed allocation, the Proposed Tax Allocation will become the final allocation (the “Final Tax Allocation”). If Seller notifies the Purchaser within such period (the “Allocation Notice”) of its disagreement with the Proposed Tax Allocation, Seller and Purchaser will in good faith attempt to resolve their disagreement. If Seller and Purchaser are unable to resolve their disagreement, all disputed matters that have not been resolved will be submitted for resolution in accordance with the provisions set forth in Section 2.3(c), above. As soon as practicable thereafter, Seller and Purchaser shall execute such Form 8594 in accordance with the allocation set forth in the Final Tax Allocation and in compliance with Section 1060 of the Code, and the rules and regulations thereunder. The parties hereto shall adopt and utilize the asset values as determined on the Final Tax Allocation hereto for all tax accounting and reporting purposes and each of Seller and Purchaser shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation and shall not voluntarily take any action inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or otherwise with respect to such tax returns.

     2.5 Assumed Contracts or Rights Not Transferable. If any Assumed Contract or any other property or right included in the Transferred Assets is not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some other Person and any such consent is not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and, unless otherwise agreed between Purchaser and Seller with respect thereto, Purchaser shall not assume Seller’s obligations with respect thereto, but Seller shall use its best efforts to obtain any such consent as soon as possible after the Closing or otherwise obtain for Purchaser the practical and economic benefit of such Assumed Contract, property or right and Purchaser (without any cost or expense to it) shall use all commercially reasonable efforts to assist Seller in that endeavor. In the event that Seller and a third party continue to be parties to an Assumed Contract after the Closing as a result of a consent not having been obtained, Purchaser shall perform under such agreement if it receives the benefits thereof.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Purchaser:

     3.1 Corporate Organization. Seller is a federally chartered savings bank duly organized and existing under the laws of the United States and possesses full corporate power and all necessary approvals to carry on its business as presently conducted and to own and use its assets and properties as presently owned and used by it.

     3.2 Corporate Authority and Action. Seller has full right, power and authority to sell, convey, assign, transfer and deliver the Transferred Assets and the Assumed Liabilities to Purchaser and to otherwise fully perform Seller’s obligations under this Agreement, subject however to (a) Seller receiving all required regulatory approvals and (b) compliance by Purchaser with all of its obligations under this Agreement. Seller has full right, power and authority to execute and deliver this Agreement, the Ancillary Agreements to which it is a party, and each other document and instrument contemplated hereby. This Agreement, each Ancillary Agreement to which Seller is a party, and each such other document and instrument, constitutes (or will constitute when executed and delivered by Seller) a valid and binding obligation of Seller enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors’ rights including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act and except as courts of equity may limit certain remedies such as specific performance. This Agreement, the Ancillary Agreements to which Seller is a party, and the transactions contemplated hereby have been approved by the Boards of Directors of Seller and First Financial, and no other corporate or shareholder action is required on the part of Seller or First Financial relating hereto or thereto.

     3.3 Non-Contravention. The execution, delivery and performance by each of Seller and First Financial of this Agreement and by Seller of each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with any of the governing documents of Seller or First Financial; (b) contravene or conflict with any provisions of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Seller or First Financial; (c) constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation, or a loss of any benefit, under any Transferred Asset including, without limitation, any Assumed Contract or any Assumed Liability including, without limitation, any deposit liability or liability for borrowed funds; or (d) result in the creation or imposition of any Lien on any of the Transferred Assets.

     3.4 Investments. Other than the Marion Castle Partners Limited Partnership, Seller does not have any equity investment in, or profit or loss interest in, any Person, other than equity investments that are readily marketable securities.

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     3.5 Financial Statements.

          (a) Schedule 3.5, which is attached hereto and incorporated herein by reference, contains true and complete copies of:

          (i) the consolidating balance sheet of Seller at December 31, 2004 and the related consolidating statements of income for the 12 months ended December 31, 2004 (the “2004 Consolidating Financial Statements”) which were utilized in the preparation of First Financial’s audited financial statements as of such date; and

          (ii) the unconsolidated balance sheet of Seller as of January 31, 2005 and the related unconsolidated statements of income for the 1-month period ended January 31, 2005, (the “Interim Financial Statements” and together with the 2004 Consolidating Financial Statements, the “Seller Financial Statements”).

          (b) Each of the balance sheets included in the Seller Financial Statements fairly presents in all material respects the financial position of Seller as of its date, and the other statements included in the Seller Financial Statements fairly present in all material respects the results of operations and cash flows, as the case may be, of Seller for the periods therein set forth, in each case in accordance with GAAP, except for the absence of footnotes and in the case of the 2004 Consolidating Financial Statements for adjustments relating to inter-company transactions.

          (c) Seller maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

     3.6 Fixed Assets.

          (a) To the knowledge of Seller, the fixed assets that are owned or leased by Seller have no material defects, are in good operating condition and repair (ordinary wear and tear excepted), and are suitable for the purposes for which they are presently used. Such fixed assets are adequate to conduct the business of Seller as presently conducted.

          (b) All leases of fixed assets are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease any default by Seller, nor, to the knowledge of Seller, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to the knowledge of Seller, by any other Person. All leases of fixed assets are included in the Assumed Contracts.

          (c) None of the fixed assets owned by Seller is subject to any Lien.

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          (d) Seller maintains adequate property liability and casualty insurance on its fixed assets and in accordance with all of its contractual obligations relating to leased fixed assets.

     3.7 Real Property.

          (a) All real property used by Seller in the conduct of its business is owned by Seller. Schedule 3.7(a), which is attached hereto and incorporated herein by reference, lists and describes all real property owned by Seller.

          (b) Seller has good and marketable, insurable, indefeasible, fee simple title to all of its real property, free and clear of any Liens. No portion of any of Seller’s real property is subject to any lease or other occupancy arrangement, or is occupied by any Person other than Seller.

          (c) Seller does not lease any real property in connection with the conduct of its business.

          (d) The plants, buildings, structures, fixtures and improvements (including without limitation, the roofs thereof) located on or which constitute a part of Seller’s real property are in good operating condition and repair, to the knowledge of Seller, do not contain any material defects, and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and are structurally sound.

          (e) Each parcel of Seller’s real property currently has access to public ways, duly laid out and accepted by the appropriate local jurisdictions, either directly or over valid, recorded and insurable easements over private ways or private property for ingress to and egress from such parcel and connections to water supply, storm and sewer facilities, telephone, gas and electrical connections and other public utilities (collectively, the “Access Rights”). All of such Access Rights are of sufficient width and capacity to permit the business of Seller to be conducted as presently conducted, and, to the knowledge of Seller, without interference, challenge or complaint from any neighbors or abutters to such parcel or from any municipal authorities having jurisdiction over such Access Rights.

          (f) To the knowledge of Seller, no parcel of Seller real property or any plants, buildings, fixtures, structures or improvements located thereon or the present use thereof is in violation of or out of conformity with any laws, regulations, or orders, including without limitation, zoning, subdivision, building, building code, health, safety, traffic, flood control, wetlands, or other land use laws, variances, Permits or orders of any Governmental Authority having jurisdiction over the real property.

          (g) None of the real property of Seller is subject to any actual or to the knowledge of Seller, threatened, condemnation or similar proceeding or to any proposed

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special tax assessment, and neither Seller nor First Financial has any knowledge that any such action is reasonably likely to occur at a future date.

          (h) Seller maintains adequate property liability and casualty insurance on its real property, including, without limitation, all plants, buildings, structures, fixtures and improvements contained thereon.

     3.8 Assumed Contracts; No Restrictive Contracts; and Affiliated Services.

          (a) Schedule 3.8(a), which is attached hereto and incorporated herein by reference, lists and contains true and complete copies of the Assumed Contracts.

          (b) The Assumed Contracts are all of the contracts required for the conduct of business by Seller as presently conducted except for data processing contracts.

          (c) None of the Assumed Contracts is with a party that is affiliated with Seller.

          (d) All the Assumed Contracts are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any Assumed Contract any default by Seller, nor, to the knowledge of Seller or First Financial, by any other party thereto, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to the knowledge of Seller or First Financial, by any other Person. Except as set forth in Schedule 3.8(d), which is attached hereto and incorporated herein by reference, each Assumed Contract that is material to the business or operations of Seller does not require the consent of any Person relating to the assignment and transfer thereof to Purchaser or the assumption by Purchaser of Seller’s prospective obligations thereunder.

          (e) Seller is not a party to or otherwise bound by any contract which limits its ability to engage in any business activity or compete with any Person.

          (f) No services are provided by any affiliates of Seller to Seller, except as set forth in Schedule 3.8(f), which is attached hereto and incorporated herein by reference.

     3.9 Litigation. Other than litigation with respect to the Sold Loans, there are no actions, causes of action, claims, suits or proceedings, pending or, to Seller’s or First Financial’s knowledge, threatened, against Seller or First Financial affecting any of the Transferred Assets, any of the Assumed Liabilities, or the business or operations of Seller, whether at law, in equity or before or by any Governmental Authority, and to Seller’s or First Financial’s knowledge, there are no unresolved disputes under any written or oral agreement, whether express or implied, to which Seller or First Financial is a party or by which either of them is bound that could adversely affect any of the Transferred Assets, any of the Assumed Liabilities or the transactions contemplated hereby, and neither Seller nor First Financial has any knowledge of any state of facts or the occurrence of any event which could form the basis for any such claim or dispute.

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     3.10 Deposit Liabilities. The deposit liabilities of Seller are insured by the FDIC to the fullest extent permitted under federal law, and no action is pending or, to the knowledge of Seller, has been threatened by FDIC against Seller with respect to the termination or revocation of such insurance. Seller is classified 1-A for purposes of calculating FDIC insurance premiums. The deposit liabilities of Seller (a) are in all respects genuine and enforceable obligations of Seller and have been acquired and maintained in material compliance with all applicable laws, including, without limitation, the Truth in Savings Act and regulations promulgated thereunder; (b) were acquired in the ordinary course of Seller’s business; and (c) to the knowledge of Seller, are not subject to any claims that are superior to the rights of the Persons shown on the records delivered (or to be delivered) to Purchaser indicating the owners of the deposit liabilities, other than claims against such deposit owners, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective deposits.

     3.11 Loans. All notes and other evidences of indebtedness in favor of Seller in connection with any of the loans of Seller (other than the Sold Loans), including, without limitation, any and all security agreements, guarantees, mortgages and other collateral documents accompanying the same, are correct in amount, genuine as to signatures of the makers, endorsers or signatories thereof or thereto, were given for a valid consideration and represent binding claims against such makers, endorsers or signatories for the full amount shown on the books and records of Seller. All loans of Seller have been made or acquired by Seller in accordance with Board of Director-approved loan policies. Seller holds the loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein. To the knowledge of Seller, such loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the loan files relating to the loans secured by real property or are not material as to the collectability of such loans. To the knowledge of Seller, all loans owned by it are with full recourse to the borrowers and guarantors, if any, and Seller has not taken any action that would result in a waiver or negation of any rights or remedies available by it against any borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting creditors’ rights and remedies generally. A true, correct and complete copy of the loan delinquency report prepared by Seller, which report includes all loans delinquent or otherwise in default as of January 31, 2005, is set forth in Schedule 3.11, which is attached hereto and incorporated herein by reference. Seller has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements. To the knowledge of Seller, it has (or its predecessor in interest has in the case of acquired loans) properly perfected or caused to be properly perfected all security interests, Liens, or other interests in any collateral securing any loans made or held by Seller. The loan file for each loan (a) complies with the record keeping

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requirements of Seller’s primary bank (or thrift) regulator, (b) is maintained in accordance with industry standards and practices, (c) contains all documents, instruments and other information necessary or appropriate to (i) comply with the underwriting requirements applicable thereto and/or (ii) enforce the rights of Seller under the notes, other evidences of indebtedness, security agreements, guaranties, mortgages and other collateral documents in favor of Seller in connection with such loan.

     3.12 Title to Assets. Seller has good and marketable title to the Transferred Assets, and complete and unrestricted power to sell, transfer and assign the Transferred Assets to Purchaser subject to the receipt of all required regulatory approvals, free and clear of any and all Liens, other than Permitted Liens.

     3.13 Compliance with Laws. Seller is in material compliance with all laws and regulations applicable to the Transferred Assets, the Assumed Liabilities, and the operation of its business as presently conducted, including, without limitation, material compliance with all interest and usury laws, laws and regulations concerning truth-in-lending, truth-in-savings, fair credit reporting, consumer protection, occupational safety, civil rights, and labor and/or employment laws. Seller has received a satisfactory or better rating in its latest Community Reinvestment Act examination or interim review. Neither Seller nor First Financial knows of any reason why all required regulatory approvals necessary to consummate the transactions contemplated hereby will not be obtained upon appropriate application therefor without the imposition of any non-standard condition.

     3.14 Reporting. Seller has timely filed all applicable reports, returns and filing information data required to be filed by it with the Internal Revenue Service, all other taxing authorities, and all other Governmental Authorities and regulatory agencies. To the extent that Purchaser possesses tax information, which is not possessed by Seller, relating to the preparation of Form 1099s with respect to deposit liabilities and loans of Seller for calendar year 2005 through the Closing Date, Purchaser shall make such records available to Seller and otherwise assist Seller in the preparation of Form 1099s with respect to Seller’s deposit liabilities and loans through the Closing Date, and Seller shall be solely responsible to file such Form 1099s.

     3.15 Environmental Matters. Purchaser and Seller mutually agree that this Section 3.15 is intended to constitute the complete and exclusive understanding between the parties with respect to all environmental matters.

          (a) Environmental Representations and Warranties. Seller represents and warrants to Purchaser that (i) neither Seller nor First Financial has knowledge of any violation of any Environmental Law emanating from, occurring on, under or in any way related to, any real property owned or leased by Seller, or the business operations of Seller, (ii) to the knowledge of Seller or First Financial, the real property owned or leased by Seller currently is not, and while Seller has owned or leased it has not been, contaminated with Hazardous Substances such that remediation has been, may be or is required by applicable law, rule or regulation, (iii) Seller has not handled any Hazardous Substance, except in accordance with applicable laws, rules or regulations, (iv) to the knowledge of Seller or First Financial, no oral or written notification of a Release of a

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Hazardous Substance has been filed, or may reasonably required to be filed, by or on behalf of Seller, and (v) no real property owned or leased by Seller is listed or, to the knowledge of Seller or First Financial, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

          (b) Environmental Covenants. Seller and Purchaser mutually covenant and agree that Purchaser shall be entitled, at Purchaser’s sole cost and expense, to commission an Environmental Audit by an independent environmental engineer or consultant selected by Purchaser and reasonably acceptable to Seller. The Environmental Audit shall be conducted and completed as soon as is reasonably practicable. The Environmental Audit shall be conducted in a manner that does not interfere with or otherwise prevent the performance of the normal operations and activities of Seller. Purchaser shall provide Seller with a copy of the Environmental Audit Report within 5 Business Days following receipt of the Environmental Audit Report. The parties agree that the Environmental Audit Report contemplated by this Section 3.15(b) will be a Phase I Environmental Site Assessment conducted in accordance with ASTM Standard E1527-00. Purchaser may, in its reasonable discretion, commission a Phase II Environmental Site Assessment if the Phase I Environmental Site Assessment or any other terms uncovered in the Purchaser’s due diligence review indicate the advisability of further investigation; provided, however, that, in the event that Purchaser decides to commission such Phase II Environmental Site Assessment, in lieu of the commission of such Phase II Environmental Site Assessment, First Financial may, in its discretion, choose to purchase such real property, at its then current book value, in which case the Transferred Assets shall not include any such real property; and, provided, further, that, in the event any subsurface or Phase II Environmental Site Assessment are conducted, Purchaser shall indemnify and hold harmless Seller for all costs and expenses associated with returning the property to its previous condition. The cost incurred for any Phase II Environmental Site Assessment commissioned by Purchaser shall be borne solely by Purchaser. Purchaser shall provide Seller with a copy of the Phase II Environmental Site Assessment report within 5 Business Days following its receipt of such report. Except as may otherwise be required by law, Purchaser and its employees, agents and representatives shall hold the contents of all Environmental Audit Reports or Environmental Site Assessment reports confidential and disclose the contents thereof only with the prior written consent of Seller or pursuant to an order by a court of competent jurisdiction.

          (c) Results of Environmental Audit; Procedure. In the event the Environmental Audit Report or the Phase II Environmental Site Assessment discloses a violation of any Environmental Law or need for remedial action, then:

          (i) to the extent the cost to remediate is $100,000 or less, Seller shall take such remedial action so that an environmental report can be issued that indicates or reflects that such violation has been remedied in all material respects (“Remedial Action”). Seller agrees to pay the first $50,000 and Purchaser and Seller agree to split equally the remaining cost,

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up to $100,000; (but Purchaser’s obligation to participate shall only apply if Closing occurs); or

     (ii) to the extent the estimated cost to remediate exceeds $100,000, the parties agree to attempt to reasonably negotiate the split of expenses in excess of $100,000. If, however, an agreement can not be reached, either party may terminate this Agreement. Any such termination shall neither create nor result in any liability of Purchaser to Seller or of Seller to Purchaser.

(d) Definitions. As used in this Section 3.15:

     (i) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     (ii) “Environment” means any and all environmental media, including, without limitation, ambient air, surface water, ground water, drinking water supply, land surface or subsurface, soil or strata, and also means any indoor location.

     (iii) “Environmental Audit” means an inspection, investigation, and audit of the Real Property with respect to all Environmental Laws.

     (iv) “Environmental Audit Report” means the written report of the person who has conducted the Environmental Audit.

     (v) “Environmental Law” means any Law relating to the protection of the environment or governing the use, storage, treatment, generation, transportation, processing, handling, production, remediation, or disposal of any Hazardous Substance.

     (vi) “Hazardous Substance” means any substance, material, or waste, which is or becomes designated, classified or regulated as being “toxic” or “hazardous” under any Law, or which is or becomes similarly designated, classified, or regulated under any Law provided, that, Hazardous Substance shall not include commercially available consumer products reasonably appropriate for use in or for routine maintenance or upkeep of an office of a financial institution as long as such products are used in accordance with label instructions.

     (vii) “Law” means any federal, state, or local law, statute, ordinance, or regulation, and any written and publicly available policy, guideline, interpretation, decision, order, or directive of any federal, state, or local governmental agency or authority with respect thereto.

     (viii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including, without limitation, the

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abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

     3.16 Employees. Schedule 3.16, which is attached hereto and incorporated herein by reference, lists the names of all employees of Seller, a designation as to whether the employee is full-time or part-time (indicating hours per week), and sets forth a job description or title and compensation and benefits for each such employee, and the employee’s hire date. Schedule 3.16 also sets forth a list of all written and oral employment and noncompetition, nondisclosure and/or confidentiality agreements with Seller’s employees. Other than individual terminations in the ordinary course of business, whether voluntary or involuntary, during the past three years there has not been, and there is not now, any strike, labor dispute, slow down, work stoppage, or other material interference with or impairment by labor of the business of Seller pending or, to the knowledge of Seller or First Financial, threatened or contemplated. To the knowledge of Seller, Seller’s employees are not represented by any labor or trade union, nor has there been any attempt to organize Seller’s employees during the three year period prior to the date of this Agreement. There has been no employee turnover since January 1, 2004, except as set forth on Schedule 3.16.

     3.17 Tax Matters.

          (a) Seller has filed on a timely basis all tax returns required to be filed by it on or before the date hereof. Seller has paid all taxes owed (whether or not shown, or required to be shown, on tax returns) by it. Seller has withheld and paid all taxes required to have been withheld and paid. All tax returns filed by Seller were complete and correct in all material respects, and such tax returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of Seller and any other information required to be shown thereon. Seller has disclosed on its tax returns all positions taken therein that could give rise to a substantial understatement of tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign tax law). There are no Liens for taxes upon the assets or properties of Seller, except for statutory Liens for current taxes not yet due and payable and there is no reasonable basis for the imposition of any such Liens.

          (b) Seller is not currently the beneficiary of any extension of time within which to file any tax return, and has not waived any statute of limitation with respect to any tax or agreed to any extension of time with respect to a tax assessment or deficiency.

          (c) Other than the Marion Castle Partners Limited Partnership, Seller is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for tax purposes.

          (d) Seller is not a party to any tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement), except with First Financial. Seller has no liability for the taxes of any other Person under Treasury Regulation Section 1.1502-6 or as a transferee or successor, or by contract, or otherwise.

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          (e) The unpaid taxes of Seller did not, as of the January 31, 2005, exceed the reserve for actual taxes (as opposed to any reserve for deferred taxes established to reflect timing differences between book and tax income) as shown on the balance sheet included in the Interim Financial Statements, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practices of Seller and First Financial in filing tax returns. Seller will not incur any liability for taxes from January 31, 2005 through the Closing Date other than in the ordinary course of business and consistent with past practices or relating to the consummation of the transactions contemplated by this Agreement.

          (f) Schedule 3.17, which is attached hereto and incorporated herein by reference, contains a list of all jurisdictions (whether foreign or domestic) to which any tax is properly payable by Seller. No claim has ever been made by a tax authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to tax in that jurisdiction.

     3.18 Customers. Notwithstanding anything contained in this Agreement, Purchaser hereby acknowledges that it understands and agrees that no assurance or guarantee is given by Seller or First Financial that the loan, deposit or other customers attributed to Seller’s business will become or continue to be customers of Purchaser following the Closing, the same being at the sole discretion of such customers.

     3.19 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER AND FIRST FINANCIAL MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE TRANSFERRED ASSETS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Seller:

     4.1 Corporate Organization. Purchaser is a federal savings bank duly organized and existing under the laws of the United States and possesses full corporate power and all necessary approvals to carry on its business as presently conducted and to own and use its assets and properties as presently owned and used by it. Purchaser is a member in good standing of the Federal Home Loan Bank of Indianapolis. Purchaser’s deposit accounts are insured by the FDIC to the fullest extent permitted under federal law. No proceedings for the termination or revocation of such insurance are pending or to Purchaser’s knowledge threatened.

     4.2 Corporate Authority and Action. Purchaser has full right, power and authority to acquire the Transferred Assets and assume the Assumed Liabilities from Seller and to otherwise fully perform Purchaser’s obligations under this Agreement, subject however, to (a) Purchaser receiving all required regulatory approvals and (b)

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compliance by Seller with all of its obligations under this Agreement. Purchaser has full right, power and authority to execute and deliver this Agreement, the Ancillary Agreements to which it is a party, and each other document and instrument contemplated hereby. This Agreement, each Ancillary Agreement to which Purchaser is a party, and each such other document and instrument contemplated hereby, constitutes (or will constitute when executed and delivered by Purchaser) a valid and binding obligation of Purchaser enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors’ rights including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act and except as courts of equity may limit certain remedies such as specific performance. This Agreement, the Ancillary Agreements to which Purchaser is a party, and the transactions contemplated hereby have been approved by the Board of Directors of Purchaser and no other corporate or shareholder action is required on the part of Purchaser relating hereto or thereto.

     4.3 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with any of the governing documents of Purchaser; (b) contravene or conflict with any provisions of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Purchaser; (c) constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation, or a loss of any benefit, under any material contract to which Purchaser is a party or otherwise bound; or (d) result in the creation or imposition of any Lien on any of the material assets or properties of Purchaser.

     4.4 Litigation. There are no actions, causes of action, claims, suits, or proceedings, pending or, to the best of Purchaser’s knowledge, threatened, against Purchaser which would adversely affect the transactions contemplated by this Agreement, whether at law, in equity or before any Governmental Authority, and to the best of Purchaser’s knowledge, there are no unresolved disputes under any written or oral agreement, whether express or implied, to which Purchaser is a party or by which it is bound that could adversely affect the transactions contemplated hereby, and Purchaser has no knowledge of any state of facts or the occurrence of any event which could form the basis for any such claim or dispute.

     4.5 Compliance with Law. Insofar as it may affect the transactions contemplated by this Agreement, Purchaser is in compliance with all laws applicable to the operation of its business. Purchaser has received a satisfactory or better rating in its latest Community Reinvestment Act examination or interim review. Purchaser knows of no reason why all required regulatory approvals necessary to consummate the transactions contemplated hereby will not be obtained upon appropriate application therefor without the imposition of any non-standard condition.

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     4.6 Financial Ability. Purchaser currently has, and will have on the Closing Date, the financial resources to satisfy the payment in cash of the Total Transaction Consideration.

ARTICLE V
AGREEMENTS AND COVENANTS PENDING CLOSING

     5.1 Access; Information. (a) Seller agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Purchaser and its employees, advisors, consultants, attorneys, accountants and agents (“Representatives”), such access during normal business hours throughout the period prior to the Closing Date to its books, records (including tax returns and work papers of independent auditors), properties, personnel and to such other information as Purchaser or its Representatives may reasonably request and, during such period, it shall furnish as promptly as reasonable to Purchaser or its Representatives (i) a copy of each material report, schedule and other document filed by it or on its behalf pursuant to the requirements of federal or state securities or banking (or thrift) laws, and (ii) all other information concerning its business, operations, assets, properties, liabilities and personnel as Purchaser or its Representatives may reasonably request.

          (b) Purchaser agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to Section 5.1(a) (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable laws, Purchaser will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to Section 5.1(a) (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless Purchaser can show that such information (i) was already known to it, (ii) becomes available from other sources not known by Purchaser to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of Seller or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated, Purchaser shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to Seller to be returned to Seller or certify as to their destruction. No investigation by Purchaser or its Representatives of the business and affairs of Seller shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement of Seller in this Agreement, or any of the conditions to Purchaser’s obligation to consummate the transactions contemplated by this Agreement.

          (c) Notwithstanding anything contained herein to the contrary, Seller shall not be required to provide access or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into by Seller prior to the date of this Agreement in the ordinary course of business.

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     5.2 Branch Consolidations and Cooperation.

          (a) As part and parcel of the transactions contemplated by this Agreement, the parties acknowledge that, as of the Closing, Purchaser will consolidate and merge two branch locations of Seller into branch facilities of Purchaser located in the respective market areas of the aforesaid branches of Seller (the “Branch Consolidations”). Accordingly, after the Closing Date, the aforesaid branches of Seller will not be reopened for the conduct of banking or thrift business and the former business conducted thereat shall be conducted at the branches of Purchaser into which such operations are consolidated and merged.

          (b) Each party agrees that on and after the date hereof, it shall cooperate with the other party in accomplishing the terms and conditions of this Agreement, and furnish such information and take such actions as may be reasonably required for the other to fulfill any of its obligations hereunder including, without limitation, all necessary and appropriate action to facilitate the Branch Consolidations.

     5.3 Regulatory Approval and Standards. As soon as practicable following the date of this Agreement, Purchaser shall, at its sole cost and expense, prepare and file all applications, as required by applicable law, with the Office of Thrift Supervision and any and all appropriate federal and state Governmental Authority seeking requisite approval of the transactions contemplated hereby (collectively, the “Governmental Approvals”). Purchaser agrees to (a) make draft copies of the applications (except for the confidential portions thereof) available to Seller and its counsel at least 2 Business Days prior to the filing thereof, (b) treat the applications in a diligent manner and to give them priority treatment, (c) request confidential treatment by the appropriate Governmental Authorities of all non-public information submitted in the applications, (d) provide Seller and its counsel promptly with a copy of the applications as filed and all approvals, denials, notices, orders, opinions, correspondence and other documents with respect thereto (except for the confidential portions thereof), and (e) use its reasonable efforts to obtain all Governmental Approvals.

     5.4 Notification. Purchaser and Seller shall timely take such actions required by law or regulation to notify customers, borrowers, creditors and depositors of Seller, and, if applicable, residents of the community in which each parcel of Seller real property is located, of the transactions contemplated by this Agreement, including without limitation, the Branch Consolidations and the transfers and assumptions to be effected pursuant to this Agreement. Purchaser and Seller shall work together to develop the contents of any such notifications and shall timely issue such notifications in accordance with applicable laws and regulations. Purchaser and Seller shall also cooperate in the preparation and dissemination of other pre-Closing information to depositors designed to maximize deposit retention by Purchaser of the deposit liabilities of Seller. Purchaser shall also be permitted to send or publish welcome letters and other marketing and instructional materials to the customers of Seller relating to the transactions contemplated by this Agreement, and Seller shall assist Purchaser in such endeavor.

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     5.5 Operations.

          (a) Pending the Closing, Seller shall supply such information as is necessary for Purchaser to conduct a conversion from Seller’s data processing system to Purchaser’s data processing system. In addition, Seller shall make available Seller’s personnel for a reasonable period of time, but no more than 60 days, to assist Purchaser and its data processing Representatives in such conversion.

          (b) Purchaser agrees to use its best efforts at its expense to convert Seller’s data processing operations to its own data processing system on the Closing Date. Purchaser shall be solely responsible for the cost of such conversion.

     5.6 Affirmative Operating Covenants. Pending the Closing, Seller shall conduct its business only in the ordinary course and consistent with past practices, shall use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its officers and employees, and shall use its best efforts to maintain or increase the amount of the Retail Deposits.

     5.7 Negative Operating Covenants. Except as may be required by regulatory authorities, pending the Closing Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed with respect to subparts (a), (c), (h), (i) or (m)), (a) other than in the ordinary course of business consistent with past practices, engage in any business activity or transaction with any affiliate of Seller; (b) transfer to any Person any of its deposit liabilities except upon the unsolicited request of a depositor in the ordinary course of business; (c) except as provided in Section 5.12 hereof, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any of its assets, properties or Claims; (d) originate or acquire any assets, other than the origination and acquisition of whole loans in the ordinary course of business consistent with past practices and in compliance with the underwriting practices and policies set forth in Schedule 5.7, which is attached hereto and incorporated herein by reference; (e) enter into any contract, commitment, or other transaction, except for deposit-taking and lending activities in the ordinary course of business consistent with past practices; (f) offer interest rates on any deposit liabilities which are not comparable to those interest rates paid on similar deposits at other banking institutions located within Seller’s applicable market area; (g) change its underwriting practices or policies; (h) alter, modify or otherwise amend any of the terms of any of its loans outstanding as of the date hereof from the terms in effect on January 31, 2005 (or if originated or acquired after January 31, 2005 and prior to the date hereof, the terms in effect on the date of origination or acquisition); (i) alter its current advertising or marketing programs in any material respect; (j) borrow any funds that cannot be prepaid without penalty or premium; (k) increase the compensation or benefits of any of its employees, except for regular annual salary increases to rank and file employees in the ordinary course of business consistent with past practices; (l) pay any dividend, make any distribution, or otherwise make any payment to First Financial or any other affiliate of Seller other than the Excess Amount described in Section 5.12; (m) make any capital expenditures in excess of $25,000 in the aggregate; or (n) enter into any understanding or commitment to do any of the foregoing.

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     5.8 Current Information and Attendance at Meetings.

          (a) Seller shall, upon the request of Purchaser, cause one or more of its designated officers to confer on a monthly or more frequent basis with officers of Purchaser regarding the financial condition, assets, liabilities, operations and business of Seller and matters relating to the completion of the transactions contemplated by this Agreement. Seller will deliver to Purchaser as soon as reasonably practicable all quarterly and annual financial statements of Seller prepared with respect to periods ending subsequent to January 31, 2005. As soon as reasonably practicable after the end of each month, Seller will deliver to Purchaser in electronic form (a) the monthly deposit and loan trial balances of Seller, (b) the monthly analysis of Seller’s investment portfolio, and (c) monthly balance sheet and income statement of Seller.

          (b) The Chief Executive Officer and/or Chief Lending Officer of Purchaser shall be invited and entitled to attend all meetings of Seller’s loan committee as observers. Board and loan committee packages and notices shall be submitted by Seller to the Chief Executive Officer of Purchaser simultaneously with their submission to board members or loan committee members and board and committee minutes shall be submitted by Seller to the Chief Executive Officer of Purchaser once approved and signed by the members; provided, however, that confidential information may be excluded therefrom.

     5.9 Assistance in Obtaining Regulatory Approvals. Each party agrees to use all reasonable efforts to assist the other parties in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby, and to provide such other parties and the appropriate regulatory authorities with all information reasonably required to be submitted in connection with such approvals.

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     5.10 Write-Downs and Allowances.

               (a) Seller agrees to evaluate its loans and other assets at least monthly for classification purposes in accordance with rules, regulations, standards, guidelines and policies applied by applicable bank (or thrift) regulatory agencies and GAAP to determine the quality of its assets and loans and the adequacy of its allowance for possible or specific losses. Seller further agrees to write-down or charge-off the value of its assets and loans and to make such additions to its allowance for losses (both specific and general) as are deemed necessary and appropriate in accordance with such standards, guidelines and policies and GAAP. A copy of Seller’s report, setting forth the results of its analyses and the actions taken, shall be provided to Purchaser within 2 days of each evaluation meeting.

               (b) Within 7 Business Days prior to the Closing Date, Seller agrees to perform a final evaluation of its assets and loans, and to take final actions relating to any write-downs, charge-offs and additional reserves in accordance with rules, regulations, standards, guidelines and policies applied by applicable bank (or thrift) regulatory agencies and GAAP. A copy of Seller’s final report shall be provided to Purchaser within 2 days of such final evaluation meeting.

     5.11 Employment Matters. Seller will terminate the employment of its employees effective as of the Closing Date. Purchaser intends to offer employment opportunities to certain former employees of Seller on an at-will basis. Purchaser shall use reasonable efforts to determine which Persons it will be offering employment opportunities as soon as practicable after the date hereof, and will promptly thereafter notify Seller as to the names of such Persons, their proposed positions or title and their proposed compensation arrangements. Thereafter, and at least 30 days prior to the Closing Date, Purchaser shall offer employment to each Person it desires to hire, which employment shall be effective no earlier than the Closing Date. Within 5 Business Days after the Closing Date, Seller shall pay out in cash to each of its former employees who is hired by, and commences work for, Purchaser, his or her accrued but unused vacation time and sick days through the Closing Date less applicable withholding taxes. Purchaser shall have no liability or obligation whatsoever to employees of Seller relating to their employment by Seller whether or not they become employees of Purchaser.

     5.12 Sale of Loans. At least 5 Business Days prior to the Closing Date, Seller shall sell to First Financial, or an affiliate thereof, all of its right, title and interest of Seller in and to, and all of its obligations and liabilities under, each of the loans described in Schedule 5.12, which is attached hereto and incorporated herein by reference (each a “Sold Loan”). The purchase price for each Sold Loan shall be paid to Seller in cash at least 3 Business Days prior to the Closing Date in the amount equal to the aggregate unpaid principal balances of, plus accrued but unpaid interest on, each Sold Loan, net of any specific reserves allocated to each Sold Loan, as reflected on the balance sheet included in the Interim Financial Statements (the “Net Proceeds of Sale”). Notwithstanding the foregoing, at any time prior to the 10th Business Day prior to Closing, Seller may complete the sale of a Sold Loan to a third party. In such event, if the net cash proceeds received from such sale are greater than the Net Proceeds of Sale

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(the “ExcessAmount”), then the Excess Amount may be distributed by Seller to First Financial. Likewise, if the net cash proceeds received from such third party sale are less than the Net Proceeds of Sale (the “Deficiency Amount”), the Deficiency Amount shall be paid by First Financial to Seller in cash at least 3 Business Days prior to Closing. In the event of a third party sale of a Sold Loan as provided herein, Seller shall promptly tender appropriate documentation to Purchaser reflecting the Net Proceeds of Sale, any Excess Amount or Deficiency Amount, and evidence that the Net Proceeds of Sale and any Deficiency Amount have been received by Seller in cash.

     5.13 Press Releases. Except as permitted under Section 5.4 above, or as required by law or deemed advisable to comply with any law, neither Seller nor Purchaser shall issue any news or press releases or make any other public announcements or disclosures relating to this Agreement or the transactions contemplated hereby without the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. In the event such disclosure is required by law, then the disclosing party shall provide such disclosure to the other party and allow it to comment on the disclosure.

ARTICLE VI
POST CLOSING AGREEMENTS AND COVENANTS

     6.1 Covenant Not to Compete. From the Closing Date and for a period of 3 years thereafter (the “Restrictive Period”), Seller and First Financial shall not, and they shall cause their respective affiliates not to, open any branch office, deposit taking facility (not including ATM), loan office or solicit any business within a radius of 5 miles of any of the locations where Seller conducts business on the date hereof (the “Restricted Area”). Seller and First Financial agree that said time and geographic restrictions are reasonable and necessary to protect Purchaser’s legitimate business concerns, that said covenants do not violate public policy, and do not place any unreasonable restraints upon First Financial or any of its affiliates including Seller. During the Restrictive Period, Seller and First Financial will not, and they shall cause their respective affiliates not to, directly or indirectly (a) solicit any business from any of the holders of deposit liabilities of Seller as of the Closing Date and immediately prior to giving effect to the transactions contemplated by this Agreement or any borrowers or other customers of Seller as of the Closing Date and immediately prior to giving effect to the transactions contemplated by this Agreement, (b) undertake any target marketing or advertising in the Restricted Area to any borrower or other customer of Seller as of the Closing Date, or (c) encourage any employee of Purchaser to cease employment with Purchaser or change such Person’s employment; provided, however, that nothing contained in this Section 6.1 shall prohibit First Financial or its affiliates (other than Seller) from (y) advertising in general circulation through the media, which media may cover the Restricted Area and (z) continuing in the ordinary course within the Restricted Area any business operations and practices which exist as of the date of this Agreement and which are unrelated to Seller’s business operations.

     6.2 Maintenance of Records. For a period of 7 years after the Closing Date, (a) Purchaser will preserve and safe keep any records, files and documents transferred to

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Purchaser that relate to the Transferred Assets and Assumed Liabilities as required by reasonable business practices for the joint benefit of Seller and Purchaser and (b) Seller shall preserve and safe keep all tax records which are not transferred to Purchaser as required by reasonable business practices for the joint benefit of Seller and Purchaser. Each of Seller and Purchaser shall cooperate from and after the Closing Date to provide to the other upon request such information and records in the possession of the non-requesting party which information or record is reasonably necessary for the operation of business by the requesting party or the requesting party is required to produce to a third party in connection with legal, administrative or governmental proceedings. The requesting party agrees to give the non-requesting party prompt notice of all requests for disclosure of such information or records that arise during legal, administrative or governmental proceedings involving the requesting party, so that the non-requesting party may seek a protective order with respect to the threatened disclosure. If the requesting party or any other Person is required to disclose such information or records, the requesting party agrees to give written notice to the non-requesting party as soon as possible of the information and records required to be disclosed and, at the non-requesting party’s request and expense, to use reasonable efforts to obtain assurances that such information and records required to be disclosed will be maintained on a confidential basis and will not be disclosed to a greater degree than required by law. In addition to the foregoing, Seller will permit Purchaser and Purchaser’s Representatives access to journals and general ledgers of Seller for tax purposes during such 7-year period.

     6.3 Conveyancing Charges; Recording Charges; Sales and Transfer Taxes, Etc. All taxes, conveyancing charges, recording charges and similar costs and expenses relating to the transfer of Seller’s real estate to Purchaser shall be borne and paid by Seller. All title examination charges and the cost of obtaining title insurance commitments at standard rates with customary printed exceptions and exclusions relating to the transfer of Seller’s real estate to Purchaser shall be borne and paid by Purchaser. All real estate taxes and assessments, including special assessments, if applicable, shall be apportioned and adjusted between Seller and Purchaser. All charges relating to the recordation of the assignment of loans by Purchaser to Seller shall be borne and paid by Purchaser. If any sales, transfer or similar tax is imposed by a Governmental Authority relating to the transfer of any of the Transferred Assets or any of the Assumed Liabilities, Purchaser shall be responsible for the full and timely payment of same and shall hold Seller and First Financial harmless from the amount of any such taxes due, and from any expenses, fines, penalties, fees, costs, or other damages resulting from the imposition of such tax or for any failure to make timely payment thereof.

     6.4 Newly Hired Employees. Each full time employee of Seller who becomes a full time employee of Purchaser immediately following the Closing Date (a “Newly Hired Employee”) shall receive credit for his or her past service with Seller for purposes of eligibility, vesting and accrual of benefits under all of the employee benefit plans of Purchaser that are uniformly provided on a nondiscriminatory basis to the full time employees of Purchaser, except (a) there shall be no accrual of benefit under any defined benefit plan of Purchaser, and (b) there shall be no credit during calendar year 2005 for vacation time or sick days prior to the date of employment by Purchaser of a Newly Hired Employee. Newly Hired Employees will not be subject to any waiting period

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under the health and welfare plans of Purchaser and Purchaser shall use its reasonable best efforts to cause its health insurance carrier to cover any pre-existing condition of a Newly Hired Employee that was covered under Seller’s health insurance plan. In the event that a Newly Hired Employee (other than a Person that has an employment agreement with Purchaser) remains in the employment of Purchaser for a period of 3 months, then he or she shall be entitled to receive a one-time special stay bonus in the amount of one month’s salary less applicable withholding taxes, which shall be paid within 15 Business Days after the expiration of such 3-month period.

     6.5 Payment of Items After the Closing. Following the Closing:

               (a) Purchaser agrees to pay in accordance with applicable law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry by depositors related to the deposit liabilities assumed pursuant to this Agreement and the Ancillary Agreements (the “Deposit Liabilities”), whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors with respect to whom Purchaser has assumed such Deposit Liabilities.

               (b) If any of such depositors, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities, shall demand payment from Seller for all or any part of any such Deposit Liabilities, Seller shall not be liable or responsible for making such payment and may process such demand pursuant to this Section 6.5.

               (c) After the Closing, Seller shall be and have the rights and obligations of a “Collecting Bank” or “Intermediary Bank” under Article 4 of the Uniform Commercial Code as adopted in Indiana Code Section 26-1-4 et seq. with respect to items drawn on the Deposit Liabilities which are received by Seller for processing. Items received for processing against the Deposit Liabilities shall be grouped and delivered to Purchaser within the time limits provided by the Indiana Uniform Commercial Code in a special cash letter separately identified as “Transferred Accounts Cash Letter.” For purposes of paying Purchaser’s obligations to Seller under this Section 6.5: (i) if Seller notifies Purchaser of items prior to noon on any Business Day, Purchaser will advise Seller by facsimile as soon as practicable of all items to be accepted or rejected, and will provide Seller by wire transfer that same day with sufficient funds to cover all accepted items; or (ii) if Seller notifies Purchaser of items after noon on any Business Day, Purchaser will advise Seller by facsimile as soon as practicable of all items to be accepted or rejected, and will provide Seller by wire transfer the next Business Day with sufficient funds to cover all accepted items. Seller shall promptly pay all accepted items and give prompt written notice of all rejected items. In order to reduce the continuing charges to Seller through the check clearing system of the banking system which will result from Seller’s check forms being used after the Closing by the depositors whose accounts are assumed pursuant hereto, Purchaser agrees, at its cost and expense, and without charge to such depositors, to notify such depositors as soon as possible after the Closing of Purchaser’s assumption of the Deposit Liabilities and to furnish each depositor of an assumed account with checks on Purchaser’s forms and with instructions

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to utilize Purchaser’s checks and to destroy unused checks of Seller. After the expiration of such 90-day period following the Closing, Seller shall dishonor all checks, drafts, withdrawal orders and other instruments and items drawn on the Deposit Liabilities unless Seller and Purchaser agree to extend such 90-day period and extend the provision for a settlement account as necessary. Purchaser agrees to arrange for the transportation directly and pay the expenses of transporting from Seller to Purchaser all checks, drafts, orders of withdrawal, cash letters, magnetic tapes and other items related to Seller’s receipt of items relating to the Deposit Liabilities after the Closing. These transportation expenses may be charged against the settlement account of Purchaser.

               (d) Purchaser agrees to pay promptly to Seller (i) an amount equal to the amount of any checks, drafts and withdrawal orders credited by Seller before the Closing to all transferred accounts that are returned to Seller unpaid after the Closing, and (ii) for a period not to exceed 30 days from the Closing, an amount equal to the amount of any checks, drafts and withdrawal orders credited by Seller after the Closing to all transferred accounts that are returned to Seller unpaid after the Closing. Upon receipt thereof, Seller shall immediately forward any such check, draft, withdrawal order or other item to Purchaser, and, subject to the time limitations referenced herein, Purchaser shall remit to Seller the amount of each such check, draft, withdrawal order and other item.

               (e) If any uncollected item credited to a Deposit Liability by Seller is subsequently returned resulting in an overdraft to the Deposit Liability account, Seller and First Financial agree, not later than 2 Business Days after demand, to pay to Purchaser the amount of such uncollected item; provided, however, that Purchaser shall, upon Seller or First Financial making payment for such uncollected item, deliver such uncollected item to Seller or First Financial and shall assign to Seller or First Financial any and all rights which Purchaser may have or obtain in connection with such returned item.

     6.6 Loan Payments and Information Received after the Closing. Following the Closing, Seller agrees:

               (a) To forward promptly to Purchaser all payments (properly endorsed without recourse as necessary) which are received by Seller on or after the Closing that relate to the loans assumed pursuant to this Agreement and the Ancillary Agreements (the “Loans”) and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to Seller; and

               (b) To forward promptly to Purchaser all notices or other correspondence received on or after the Closing that relate to the Loans.

     6.7 Seller Signage and Other Identification. Promptly after the Closing Date, but in no event later than 5 Business Days thereafter, Purchaser shall, at its expense, remove all signs which carry the name and logo of Seller. Immediately after the Closing, Purchaser agrees to replace all written, printed and electronic materials bearing Seller’s name and/or logo used in Seller’s ordinary course of business with written or electronic materials bearing Purchaser’s name and/or logo, including, without limitation, stationery, forms and marketing and other materials.

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     6.8 Further Assurances. Each party agrees that, at any time and from time to time after the Closing Date, it shall execute and deliver to the other party such further instruments or documents as the other party may reasonably require to give effect to the transactions contemplated hereunder and under the Ancillary Agreements.

ARTICLE VII
CLOSING CONDITIONS

     7.1 Conditions Precedent to Seller’s Obligation to Close. The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in advance in writing by Seller and First Financial) of each of the following conditions and at or prior to Closing;

               (a) The representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the date hereof and as of the time of Closing as if made anew at such time;

               (b) Purchaser shall have performed in all material respects all of its covenants and agreements contained herein which require performance at or prior to Closing;

               (c) No action or proceeding shall have been instituted by any Governmental Authority pertaining to the transactions contemplated by this Agreement;

               (d) All required regulatory approvals, regardless of whether Seller or Purchaser was required to apply for the same, shall have been received without the imposition of any non-standard condition upon Seller or First Financial and all applicable waiting periods shall have expired;

               (e) Purchaser shall have executed and delivered the Ancillary Agreements to which it is a party.

               (f) Purchaser shall have delivered to Seller a certificate executed by the Chief Executive Officer of Purchaser certifying that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

     7.2 Conditions Precedent to Purchaser’s Obligation to Close. The obligation of Purchaser to close the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in advance in writing by Purchaser) of each of the following conditions at or prior to Closing:

               (a) The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the date hereof and as of the time of Closing as if made anew at such time;

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               (b) Seller and First Financial shall have performed in all material respects all of their covenants and agreements contained herein which require performance at or prior to Closing;

               (c) No action or proceeding shall have been instituted by any Governmental Authority pertaining to the transactions contemplated by this Agreement; and

               (d) All required regulatory approvals, regardless of whether Seller or Purchaser was required to apply for the same, shall have been received without the imposition of any non-standard condition upon Purchaser and all applicable waiting periods shall have expired.

               (e) Since January 31, 2005, Seller has not, and is not reasonably likely to, experience a Material Adverse Change.

               (f) The Estimated Closing Date Retail Deposits are equal to or greater than 85% of the Base Retail Deposits; provided, however, that, in the event that the Estimated Closing Date Retail Deposits are less than 85% of the Base Retail Deposits, the Estimated Closing Date Retail Deposits shall be recalculated, for purposes of this Section 7.2(f) only, to include all retail deposits that the parties mutually agree have been transferred from Seller’s deposit accounts to Purchaser’s deposit accounts between the date of this Agreement and the date on which the Estimated Closing Date Retail Deposits are determined.

               (g) Seller shall have executed and delivered the Ancillary Agreements to which it is a party.

               (h) Seller shall have delivered to Purchaser a certificate executed by the Chief Executive Officer of Seller and an officer of First Financial certifying that the conditions set forth in Sections 7.2(a), (b), (e) and (f) have been satisfied.

ARTICLE VIII
INDEMNIFICATION

     8.1 Indemnification.

               (a) For the period of time set forth in the second sentence of Section 9.11, Seller and First Financial, jointly and severally, hereby agree to defend and indemnify Purchaser and its officers, directors, employees, agents and affiliates (collectively, the “Purchaser Indemnitees”) against, and agree to hold them harmless from, any and all damages, losses, liabilities, claims, costs and expenses (including, without limitation, expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding), penalties and interest (collectively, “Damages”), incurred or suffered by any Purchaser Indemnitee arising out of, resulting from, or relating to:

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               (i) any misrepresentation or breach of warranty made by Seller pursuant to this Agreement, in any Ancillary Agreement to which Seller is a party, or in any certificate, document or other instrument delivered by Seller pursuant to, or otherwise contemplated by, this Agreement or any Ancillary Agreement to which Seller is a party, in each case determined without regard to any qualification regarding materiality or the knowledge of any Person contained in any representation or warranty giving rise to a claim for indemnity hereunder;

               (ii) any breach of, or any failure to fully perform or comply with, any covenant, agreement or obligation made by Seller or First Financial in this Agreement, in any Ancillary Agreement to which Seller is a party, or in any certificate, document or other instrument delivered by Seller or First Financial pursuant to, or otherwise contemplated by, this Agreement or any Ancillary Agreement to which Seller is a party;

               (iii) any Excluded Liabilities;

               (iv) any claim or demand made, or any action, proceeding or investigation initiated, against Purchaser as successor in interest to substantially all of the assets and liabilities of Purchaser or as a successor or deemed successor employer to Seller, including without limitation, relating to tax obligations and liabilities of Seller (or members of its consolidated tax group), or employment, employee benefit or severance claims; but specifically excluding the obligations of Purchaser after the Closing Date relating to the Transferred Assets, the Assumed Liabilities, the obligations of Purchaser to Newly Hired Employees as provided herein, and any other liabilities assumed by Purchaser pursuant to this Agreement; and/or

               (v) any claim or demand made, or any action, proceeding or investigation initiated, against Purchaser arising from any event or occurrence taking place on or prior to the Closing Date relating to any of the Transferred Assets, the Assumed Liabilities or the conduct of business by Seller.

               (b) For the period of time set forth in the second sentence of Section 9.11, Purchaser hereby agrees to defend and indemnify Seller, its officers, directors, employees, agents and affiliates (collectively, the “Seller Indemnitees”) against, and agrees to hold them harmless from, any and all Damages incurred or suffered by any Seller Indemnitee arising out of, resulting from, or relating to:

               (i) any misrepresentation or breach of warranty made by Purchaser pursuant to this Agreement, in any Ancillary Agreement to which Purchaser is a party, or in any certificate, document or other instrument delivered by Purchaser pursuant to, or otherwise contemplated by, this Agreement or any Ancillary Agreement to which the Purchaser is a party, in each case determined without regard to any qualification regarding materiality or the knowledge of any Person contained in any representation or warranty giving rise to a claim for indemnity hereunder;

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          (ii) any breach of, or any failure to fully perform or comply with, any covenant, agreement or obligation made by Purchaser in this Agreement, in any Ancillary Agreement to which Purchaser is a party or in any certificate, document or other instrument delivered by Purchaser pursuant to, or otherwise contemplated by, this Agreement or any Ancillary Agreement to which Purchaser is a party;

          (iii) all obligations with respect to the Assumed Liabilities arising after the Closing Date;

          (iv) any claim or demand made, or any action, proceeding or investigation initiated, against Seller or First Financial relating to the payment, performance, or administration of Assumed Liabilities after the Closing Date, the obligations of Purchaser to Newly Hired Employees as provided herein, and any other liabilities assumed by Purchaser pursuant to this Agreement; and/or

          (v) any claim or demand made, or any action, proceeding or investigation initiated, against Seller or First Financial arising from any event or occurrence taking place after the Closing Date relating to the Transferred Assets, the Assumed Liabilities, the obligations of Purchaser to Newly Hired Employees as provided herein, and any other liabilities assumed by Purchaser pursuant to this Agreement, or, regardless of when arising, the conduct of Purchaser’s business by Purchaser.

          (c) All amounts paid with respect to indemnity claims made under this Agreement shall be treated by the parties hereto for all tax purposes as adjustments to the Total Transaction Consideration, unless otherwise required by law.

     8.2 Procedures.

          (a) Any Purchaser Indemnitee or Seller Indemnitee seeking indemnification under Section 8.1 (the “Indemnified Party”) shall give prompt notice (the “Notice of Claim”) to the party against whom indemnity is sought (the “Indemnifying Party”) of (i) the assertion of any claim by the Indemnified Party or (ii) the assertion of any claim, action, suit, proceeding or investigation by any Person alleging facts that, if proven true, would constitute grounds for indemnification by the Indemnified Party (a “Third-Party Claim”); provided however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party has been prejudiced thereby. The Indemnifying Party may, and, at the request of the Indemnified Party, shall, participate in and control the defense of any Third-Party Claim at its own expense. If the Indemnifying Party assumes control of the defense of a Third-Party Claim, (1) the Indemnifying Party shall not be liable under Section 8.1 for any settlement effected by the Indemnified Party with respect to any Third-Party Claim without its consent, which shall not be unreasonably withheld or delayed and (2) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim unless (A) such settlement includes an unconditional release by all parties to the reasonable satisfaction of the Indemnified Party

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and (B) the judgment or settlement does not impose any restrictions on the activities of, or require any payments from, any Purchaser Indemnitee. Notwithstanding the foregoing, whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, if (i) the Indemnified Party determines in good faith that a Third-Party Claim is likely to have a material adverse effect on Purchaser in a manner that may not be adequately compensated by money damages or (ii) any Third-Party Claim relating to taxes that is not likely to be adequately addressed by money damages as determined by the Indemnified Party in good faith, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim. The party controlling the defense of any third party suit, action or proceeding shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

          (b) If the Notice of Claim relates to a direct claim for Damages by an Indemnified Party and not a Third-Party Claim, then:

          (i) Within 30 days after delivery of a Notice of Claim, the Indemnifying Party shall provide to the Indemnified Party a written response (the “Response Notice”), in which the Indemnifying Party must either: (x) agree that some or all of the Damages claimed should be indemnified and, in the case of any Damages claimed and not so agreed to, contest such claimed amount, or (y) contest all of the Damages claimed. The Indemnifying Party may contest such claimed amount of Damages only based upon a good faith belief that all or such portion of such claimed amount does not constitute Damages for which the Indemnified Party is entitled to indemnification hereunder. If the Indemnifying Party does not deliver on a timely basis a Response Notice, the Indemnifying Party shall be deemed to have agreed that all of the claimed amount should be indemnified. Any such amount agreed to, or so deemed to be agreed to, by the Indemnifying Party pursuant to clause (x) or (y) of this subsection (b)(i) or otherwise pursuant to this Agreement is referred to herein as an “Agreed Amount.”

          (ii) If the Indemnifying Party in the Response Notice contests all or part of the claimed amount (thereupon, the “Contested Amount”), the Indemnifying Party and the Indemnified Party shall attempt promptly and in good faith to agree upon the rights of the parties with respect to the Contested Amount. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by such parties and, if such agreement provides that all or a portion of the Contested Amount is to be paid to the Indemnified Party (all or such portion of such Contested Amount to be so paid to the Indemnified Party being also referred to herein as an “Agreed Amount”), the Indemnifying Party shall make such payments in accordance with the terms of this Agreement.

          (ii) If the parties cannot agree as to any resolution of any Contested Amount, then the parties shall have available to them any and all remedies available at law or in equity.

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     8.3 No Waiver. No waiver of a closing condition by any party hereto shall limit its rights under Section 8.1 unless the party providing such waiver was aware of facts or circumstances reasonably likely to give rise to Damages for which such party would be entitled to indemnification under Article VIII, and such facts and circumstances relate to the closing condition waived by such party.

ARTICLE IX
MISCELLANEOUS

     9.1 Expenses. Purchaser shall pay all of its transaction expenses relating to the transactions contemplated by this Agreement including, without limitation, the costs and fees of its attorneys, accountants, investment or financial advisors and other Representatives (“Transaction Expenses”). All Transaction Expenses of Seller and/or First Financial shall be borne and paid by First Financial, and none of such Transaction Expenses shall be borne or paid by Seller or included as a liability in the Closing Balance Sheet Liabilities. All filing fees to be paid to any Governmental Authority (including any regulatory authority) relating to the approval of the transactions contemplated by this Agreement) shall be borne and paid for by Purchaser.

     9.2 Termination; Extension of Closing Date.

          (a) Seller or Purchaser, as the case may be, may terminate this Agreement prior to the Closing Date if the other party materially breaches the terms of this Agreement and fails to cure such breach (i) within 10 days following its receipt written notice of such breach from the non-breaching party, in the case of breaches that may reasonably be cured in a 10-day period, and (ii) within a reasonable period of time following its receipt of written notice of such breach from the non-breaching party in the case of breaches that may not reasonably be cured in a 10-day period.

          (b) This Agreement may be terminated by the mutual written consent of the parties hereto;

          (c) This Agreement may be terminated by either Seller or Purchaser as provided in Section 3.15; or

          (d) This Agreement may be terminated by Seller or Purchaser, if the Closing has not occurred as of November 30, 2005, unless the parties shall have agreed in writing to further extend the time for consummation of the transactions contemplated by this Agreement; provided a party in material breach of this Agreement may not exercise a right of termination under this subsection so long as such material breach remains uncured.

     9.3 Damage to or Destruction of Property. If prior to Closing there is any damage to, destruction or theft of any of the fixed assets of Seller or any of the plants, buildings, structures, fixtures or improvements located on Seller real property, which is not fully repaired, restored or replaced by Seller prior to Closing, then in that event (a)

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Purchaser shall be entitled to all insurance proceeds recoverable by Seller with respect to such damage, destruction or theft, which proceeds shall be endorsed by Seller to Purchaser in the form received by Seller, and (b) Seller shall pay to Purchaser the amount spent by Purchaser to repair, restore or replace such property that is in excess of the insurance proceeds recovered. In the event insurance proceeds are not received by Seller within 90 days after the Closing Date, then Seller shall pay to Purchaser at such time the full amount spent by Purchaser to repair, restore or replace such property, and in such case, Seller shall retain the insurance proceeds.

     9.4 Modification and Waiver. No modifications of any provision of the Agreement shall be binding unless in writing and executed by the party sought to be bound thereby. Performance of or compliance with any covenant or agreement contained herein or satisfaction of any condition to the obligation of a party hereunder may be waived by the party to whom such covenant or agreement is given or by whom such condition is intended to benefit, except to the extent any such condition can not be waived as a matter of law, so long as any such waiver is in writing.

     9.5 Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed.

     9.6 Entire Agreement; Governing Law. This Agreement, together with the Exhibits and Schedules attached hereto and made a part hereof, contains the entire Agreement between the parties hereto with respect to the transactions covered and contemplated herein, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter thereof. This Agreement shall be governed by and construed in accordance with the federal banking (or thrift) laws of the United States, as appropriate, and otherwise in accordance with the laws of the State of Indiana.

     9.7 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     9.8 Severability. In the event that any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, illegality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

     9.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto. This Agreement may be executed via facsimile, and facsimile signatures shall be binding as original signatures.

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     9.10 Notices. All notices, consents, requests, instruction, approvals, waivers, stipulations and other communications provided herein to be given by one party hereto to the other party shall be deemed validly given, made or served, if in writing and delivered personally, by certified mail, return receipt requested, or by overnight mail sent through a nationally recognized courier service.

If to Seller or First Financial addressed to:

First Financial Bancorp
300 High Street
Hamilton, OH 45011
Attention: J. Franklin Hall

With a copy to:

Frost Brown Todd LLC
2200 PNC Center
201 East Fifth Street
Cincinnati, OH 45202
Attention: Neil Ganulin

And if to Purchaser addressed to:

Mutual Federal Savings Bank
110 E. Charles Street
Muncie, Indiana 47305
Attention: David W. Heeter

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With a copy to:

Silver, Freedman & Taff, LLP
1700 Wisconsin Ave., NW
Washington, DC 20007
Attention: Martin L. Meyrowitz

     Notice by certified mail shall be deemed to be received 3 Business Days after mailing of the same. Any party may change the Persons or addresses to whom or to which notices may be sent by written notice to the other.

     9.11 Survival. All of the representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing. Indemnifications of the parties contained in this Agreement shall survive the Closing for a period of 1 year; provided however, the indemnification obligations with respect to Sections 3.1, 3.2, 3.3, 3.8(e), 3.12, 3.17, 4.1, 4.2, 4.3 and all tax matters shall survive for the applicable statute of limitations, and if no statute of limitations is applicable thereto, then indefinitely. Nothing herein shall limit the obligations of a party with respect to its post-Closing covenants and agreements for the period of time stated in this Agreement with respect thereto.

     9.12 Remedies. In the event the transactions contemplated by this Agreement are not consummated due to the willful breach by a party hereto, then the nonbreaching party shall be entitled to all remedies and relief, at law or in equity, including injunctive relief, against the breaching party or parties with all remedies being deemed cumulative and no remedy being deemed exclusive.

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     The parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.

PURCHASER:		SELLER:

Mutual Federal Savings Bank		Fidelity Federal Savings Bank

By:	/s/ David W. Heeter	By:	/s/ Michael D. Pretorius

Title:	Chief Executive Officer	Title:	President / CEO

Dated:	3/3/05	Dated:	3 March 2005

FIRST FINANCIAL:

First Financial Bancorp

		By:	/s/ Claude E. Davis

		Title:	President & CEO

		Dated:	March 3, 2005

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INDEX OF EXHIBITS

Exhibit A	Agreement of Assumption of Liabilities
Exhibit B	Assignment of Contracts
Exhibit C	Bill of Sale
Exhibit D	FIRPTA Certificates
Exhibit E	Limited Power of Attorney
Exhibit F	Retirement Account Transfer Agreement

List of Omitted Exhibits and Schedules and
Agreement to Supply Same Upon SEC Request

Exhibits to Purchase and Assumption Agreement

Exhibit A	Agreement of Assumption of Liabilities
Exhibit B	Assignment of Contracts
Exhibit C	Bill of Sale
Exhibit D	FIRPTA Certificates
Exhibit E	Limited Power of Attorney
Exhibit F	Retirement Account Transfer Agreement

Schedules to Purchase and Assumption Agreement

Schedule 2.1(b)(i)—Calculation of average of retail deposits as of December 31, 2004 and January 31, 2005, along with a detail of certain information relating to the deposits accounts underlying such calculations.

Schedule 2.1(b)(ii)—To be prepared at a future date—calculation of retail deposits as of May 31, 2005, which will be determined on or before June 15, 2005 and attached to such Schedule.

Schedule 3.5—Certain financial statements of Fidelity Federal Savings Bank for the twelve-month period ended December 31, 2004 and the one-month period ended January 1, 2005.

Schedule 3.7(a)—Description of real property owned by Fidelity Federal Savings Bank and a detail of furniture, fixtures and equipment located thereon.

Schedule 3.8(a)—Schedule contains only the phrase “None.”

Schedule 3.8(d)—Schedule contains only the phrase “Not applicable.”

Schedule 3.8(f)—Brief description of the services provided to Fidelity Federal Savings Bank by its affiliates.

Schedule 3.11— Fidelity Federal Savings Bank loan delinquency report as of January 31, 2005.

Schedule 3.16—Information concerning the employees of Fidelity Federal Savings Bank.

Schedule 3.17—List of jurisdictions in which Fidelity Federal Savings Bank pays taxes.

Schedule 5.7— Fidelity Federal Savings Bank’s loan underwriting criteria.

First Financial Bancorp. hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the foregoing Purchase and Assumption Agreement to the Securities and Exchange Commission upon request.

First Financial Bancorp.

By:	/s/ C. Douglas Lefferson

Title:	Executive Vice President and Chief Financial Officer

Dated:	March 7, 2005